Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES
	Abu Dhabi	Moscow
	Barcelona	Munich
	Beijing	New Jersey
	Boston	New York
June 13, 2012	Brussels	Orange County
	Chicago	Paris
	Doha Dubai	Riyadh Rome

	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Shanghai
	Houston	Silicon Valley
Green Field Energy Services, Inc. 4023 Ambassador Caffery Parkway Suite 200 Lafayette, Louisiana 70503	London Los Angeles Madrid Milan	Singapore Tokyo Washington, D.C.

Re: Registration Statement on Form S-1; 247,058 shares of common stock, $0.01 par value per share

Ladies and Gentlemen:

We have acted as special counsel to Green Field Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the resale from time to time by the selling stockholders named in the Registration Statement (as defined below) of up to 247,058 shares (the “Warrant Shares”) of common stock, $0.01 par value per share, of the Company (the “Common Stock”) issuable upon exercise of warrants (the “Warrants”) held by the selling stockholders pursuant to a Warrant Agreement dated as of November 15, 2011 by and between the Company and Wilmington Trust, National Association, as Warrant Agent (the “Warrant Agreement”). The Warrant Shares are included in a registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 12, 2012 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus other than as expressly stated herein with respect to the issuance of the Warrant Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the respective selling stockholders, and have been issued by the Company against payment upon the valid exercise of the Warrants in the circumstances

June 13, 2012

contemplated by and pursuant to the Warrant Agreement, filed as an exhibit to the Registration Statement, the issuance and sale of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP

Latham & Watkins LLP